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For Further Information:
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
   Watkins-Johnson
   Media:                    Judy Brennan            (Sard Verbinnen & Co)                        212-687-8080
                             Andrew Cole

   Investor Contact:         Frank Emery             (Watkins-Johnson)                            650-813-2752

   Fox Paine
   Media:                    Andrew Brimmer          (Abernathy MacGregor Frank)                  212-371-5999
                             Loren Iati
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For Release at 7:30 a.m. EASTERN TIME October 26, 1999


       FOX PAINE TO ACQUIRE WATKINS-JOHNSON FOR $41.125 PER SHARE IN CASH
                          IN A RECAPITALIZATION MERGER

PALO ALTO and FOSTER CITY, CALIF., October 26, 1999 -- Watkins-Johnson Company (NYSE:WJ), a high technology company specializing in components and subassemblies for communications, announced today that it has entered into a definitive merger agreement with FP-WJ Acquisition Corp., a new company formed by certain investment funds managed by Fox Paine & Company, LLC (Fox Paine), under which WJ would be acquired in a recapitalization merger transaction.

Under the terms of the merger agreement, the outstanding shares of Watkins-Johnson would be converted into the right to receive $41.125 per share in cash. This represents a premium of 30% over Watkins-Johnson's closing price of $31.625 on October 25. The transaction is expected to be completed in early 2000.

The Fox Paine transaction -- together with the pending sale of WJ's Telecommunications Group to a subsidiary of Marconi North America and the July sale of WJ's Semiconductor Equipment Group to Silicon Valley Group, Inc. -- would complete the previously announced strategy of the Watkins-Johnson Board to maximize shareowner value through the sale of the company.

"WJ's Board of Directors is very pleased to be able to announce this transaction," said W. Keith Kennedy, Jr., president and chief executive officer of Watkins-Johnson. "The transaction provides WJ's shareowners with a significant cash premium. We believe the price fairly reflects the value of the other transactions we have approved in connection with our sale process, and it will deliver that value directly to our shareowners."

                                     -more-

Watkins-Johnson Company, page 2

After the recapitalization, Watkins-Johnson's primary operations will consist of its Wireless Products Group (WPG), a key global supplier of radio-frequency components and subsystems for wireless and wire line communications equipment, with fiscal year 1998 revenues of $63.6 million. WPG is focused on wireless communications, high-speed fiber (SONET) and broad band cable applications.

"This transaction continues our focus of investing in the communications industry," said Dexter Paine, president of Fox Paine. "Watkins-Johnson's WPG is widely recognized for its development and production of innovative, high-quality components and subassemblies for wireless communications, high-speed fiber infrastructure and broad band cable applications. We look forward to working with Malcolm Caraballo and his team to continue building this business."

WPG's president, Malcolm Caraballo, 43, will become the president and CEO of the company and WPG's existing management team is expected to remain in place. WJ's chairman and co-founder, Dr. Dean A. Watkins, will retain an equity investment as part of the financing for the transaction. This investment has been designed to satisfy Fox Paine's requirement that the merger qualify for recapitalization accounting.

The proposed transaction is subject to certain conditions, including approval by a majority of the shareholders of Watkins-Johnson, the closing of the pending sale of WJ's Telecommunications Group, regulatory approvals, the receipt of funding under financing commitments and other customary closing conditions.

CIBC World Markets Corp. acted as financial advisor and Heller Ehrman White & McAuliffe served as outside legal counsel to Watkins-Johnson. A separate advisory team from CIBC World Markets is working with Fox Paine to provide the financing for the transaction. Dr. Watkins recused himself from the Board's deliberations and vote. The other Board members approved the transaction unanimously.

Fox Paine manages investment funds in excess of $500 million providing equity capital to growth-oriented, management-led buyouts and company expansion programs, and has sponsored pending and completed acquisitions totaling approximately $2 billion over the last twelve months. Fox Paine engages exclusively in friendly transactions developed in cooperation with a company's management, shareholders and board of directors. The Fox Paine funds'
participants   include  the  long-term  equity  arms  of  leading  domestic  and international public and corporate pension funds, endowments and financial institutions.

On March 1, 1999, WJ announced that its Board of Directors concluded that the best course of action for shareowners was to pursue the sale of the company. Prior to today's announcement, WJ has announced the following steps in the sale process:

     o On March 31, WJ announced that it had sold the Semiconductor Equipment Group's high-density plasma chemical vapor deposition intellectual property assets and associated hardware to Applied Materials.

     o On July 7, WJ announced the sale of the remainder of the Semiconductor Equipment Group to Silicon Valley Group, Inc.

                                    - more -

Watkins-Johnson Company, page 3

     o On August 18, WJ announced a definitive agreement to sell substantially all the assets of its Telecommunications Group to a unit of Marconi North America, a subsidiary of The General Electric Company plc of the United Kingdom.

     o On September 16, WJ announced the sale of its unused real estate in San Jose.

     o On October 1, WJ announced the sale of a portion of its leasehold interest in Palo Alto.

Watkins-Johnson Company designs and manufactures components, subassemblies and equipment for fixed and mobile networks worldwide. For more information, visit http://www.wj.com.

This news release, other than the historical financial information, consists of forward-looking statements that involve risks and uncertainties in consummating the sale of the WJ Telecommunications Group and the completion of the merger of the company with FP-WJ Acquisition Group, and the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended Dec. 31, 1998. Actual results may vary materially.

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